Pricing Supplement Dated August 17, 2004                   Rule 424(b)(3)
(To Prospectus Dated October 23, 2003)                     File No. 333-109323

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate
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Agent:                       J.P. Morgan Securities Inc, Barclays Capital Inc,
                             HSBC Securities (USA) Inc, Merrill Lynch,
                             Morgan Stanley, CitiGroup Global Markets Inc,
                             Lehman Brothers, Utendahl
Principal Amount:            $750,000,000.00
Agent's Discount
  or Commission:             $    945,000.00
Net Proceeds to Company:     $749,055,000.00
Initial Interest Rate:       2.58%
Issue Date:                  08/20/04
Maturity Date:               03/20/07
CUSIP:                       37042WH61
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Calculation Agent:  GMAC
Interest Calculation:
      /X/  Regular Floating Rate Note
      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           / / Prime Rate          / / Federal Funds Rate
                           /X/ LIBOR (see below)   / / Treasury Rate
                           / / Other
                                 (see attached)
      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 3750

Interest Reset Dates:   Each November 20, February 20, May 20 and August 20.
                        The first  interest  reset  date
                        will be November 20, 2004. The final interest reset date will be February 20, 2007.

Interest Payment Dates: Each November 20, February 20, May 20 and August 20,
                        commencing November 20, 2004 and ending March 20, 2007.

Index Maturity:         3 Months
                        Except with respect to the last period from and
                        including February 20, 2007 to, but excluding the
                        Maturity Date, the Index Maturity shall be One Month.
Spread (+/-):           +0.8500%

Day Count Convention:
      /X/ Actual/360 for the period from 08/20/04 to 03/20/07
      / / Actual/Actual for the period from / / to / /
      / / 30/360 for the period from / / to / /

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.

Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %

Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:

Form:  /X/  Book-Entry              / /  Certificated

Other: /X/  Principal               / /  Agent
If as principal:
         / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
         /X/ The Notes are being offered at a fixed initial public offering price of 100% of principal amount.
If as agent:
         The Notes are being offered at a fixed initial public offering price of XX% of principal amount.